UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2014

The Williams Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 918-573-2000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2014, The Williams Companies, Inc. (the “Company), as borrower, entered into Amendment No.1 (the “Amendment”) to the First Amended & Restated Credit Agreement, dated as of July 31, 2013 (the “Credit Agreement”), by and among the Company, the lenders named therein and Citibank N.A., as administrative agent.

The Amendment, among other things, amends certain defined terms and provisions concerning the maintenance of ownership of the general partner of Williams Partners L.P. and the indebtedness of certain subsidiaries of the Company that act as general partner of Williams Partners L.P. and of Access Midstream Partners, L.P. (“ACMP”). After giving effect to such amendments and provisions, (i) the calculations of debt and EBITDA (as defined in the Credit Agreement) exclude the debt and EBITDA of any “Designated MLP” (as defined in the Amendment) in a manner consistent with the calculations of debt and EBITDA in respect of Williams Partners L.P., and (ii) the general partner of ACMP is prohibited from the incurrence of certain indebtedness in contravention of the debt covenant in the Credit Agreement so long as ACMP is a “Designated MLP” under the Credit Agreement.

The Amendment increases permitted financial covenant thresholds such that after giving effect to the Amendment, the Credit Agreement prohibits the ratio of debt to EBITDA to exceed:

•	5.50 to 1.00 at the end of any fiscal quarter in which one or more acquisitions for a total aggregate purchase price equal to or greater than $50 million has been executed, and at the end of the two following fiscal quarters; and

•	4.75 to 1.00 at the end of any other fiscal quarter.

The Amendment further introduces a new provision that permits any transaction or series of transactions pursuant to which Williams Partners L.P. and ACMP, are merged, consolidated or otherwise combined into one master limited partnership.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. The Amendment is filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or the other parties to the agreement or any of their respective subsidiaries or affiliates.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 1, 2014, pursuant to the purchase agreement (the “Purchase Agreement”) dated June 14, 2014, by and among the Company, GIP II Eagle Holdings Partnership, L.P., GIP II Hawk Holdings Partnership, L.P., GIP II Eagle 2 Holding, L.P. and GIP Hawk 2 Holding, L.P., the Company completed the previously announced purchase of 48,742,361 Common Units and 6,340,022 Convertible Class B Units of ACMP, and 500 limited liability company units, which constitute 50 percent of the outstanding equity interests, of Access Midstream Ventures, L.L.C., the sole member of Access Midstream Partners GP, L.L.C., which is the general partner of ACMP (together, the “GIP Purchase”). The consideration for the GIP Purchase was approximately $5.995 billion in cash.

A more detailed description of the material terms of the Purchase Agreement was included in the Company’s Current Report on Form 8-K filed on June 16, 2014.

Item 7.01. Regulation FD Disclosure.

On July 1, 2014, the Company issued a press release announcing the completion of the GIP Purchase. A copy of this press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by this Item will be filed by an amendment to this Current Report within the time period required by Form 8-K.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item will be filed by an amendment to this Current Report within the time period required by Form 8-K.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1, dated as of June 27, 2014 to the First Amended & Restated Credit Agreement, by and among The Williams Companies, Inc., the lenders named therein, and Citibank, N.A., as Administrative Agent.

99.1	Press release dated July 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILLIAMS COMPANIES, INC.

/s/ William H. Gault
Name:	William H. Gault
Title:	Assistant Secretary

DATED: July 1, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1, dated as of June 27, 2014 to the First Amended & Restated Credit Agreement, by and among The Williams Companies, Inc., the lenders named therein, and Citibank, N.A., as Administrative Agent.

99.1	Press release dated July 1, 2014.